Income Statement

CONSOLIDATED BALANCE SHEET
INCOME QUARTERLY CONSOLIDATED STATEMENTS (CHGAAP)
(Millions of Ch$ as of September 30, 2007)
	Jan-Sep	IQ	IIQ	IIIQ	IVQ	Jan-Sep	IQ	IIQ	IIIQ	IVT	Var.%
	2006	2006	2006	2006	2006	2007	2007	2007	2007		IIIQ07/IIIQ06	2007/2006
OPERATING REVENUES

Última actualización 26/10/2007
Por Telefonica Chile